EXHIBIT 23.2








            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-87427 on Form S-3, Amendment No. 2 to Registration Statement No. 333-72583, and 333-59786 on Form S-3, Post-Effective Amendment No. 2 to Registration Statement No. 333-40652 and 333-76880 on Form S-3, Amendment No. 1 to Registration Statement No. 333-71966 and 333-85654 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-116510, Registration Statement No. 333-16529, 333-37366, 333-59200, 333-106729,
333-106733,   333-115487,   333-117460,   and   333-117461   on  Form  S-8,  and
Post-Effective Amendment No. 1 to Registration Statement No. 333-34002 on Form S-8 of Calpine Corporation of our report dated March 10, 2003 (October 21, 2003 as to paragraph two of Note 10, March 22, 2004 as to paragraphs six and twenty of Note 10, March 31, 2005 as to paragraphs seven and eight of Note 10 and October 14, 2005 as to paragraphs twelve and twenty-one of Note 10),which report expresses an unqualified opinion and includes emphasis relating to the adoption of a new accounting standard in 2002 and divestitures, appearing in this Form 8-K of Calpine Corporation.


/s/ Deloitte & Touche LLP


San Jose, California
October 14, 2005